Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Champions Oncology, Inc. on Form S-8 to be filed on or about October 30, 2024 of our report dated July 19, 2024, on our audits of the consolidated financial statements as of April 30, 2024 and 2023 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed July 19, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
October 30, 2024